WASHINGTON REAL ESTATE INVESTMENT TRUST
AMENDED AND RESTATED EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
(Effective January 1, 2020)

ARTICLE I. INTRODUCTION

1.1    Purpose. The purposes of the Washington Real Estate Investment Trust Amended and Restated Executive Officer Short-Term Incentive Plan (the “Plan”) contained herein are to allow Washington Real Estate Investment Trust (the “Trust”) to attract and retain talented executives, to provide incentives to executives to achieve certain performance targets, and to link executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of those purposes, the Plan is designed to provide short-term incentive compensation to officers of the Trust, the amount of which is dependent on the degree of attainment of certain performance goals of the Trust over one-year performance periods beginning on or after January 1, 2020.
1.2    Background. The Plan amends and restates the Short-Term Incentive Plan that became effective January 1, 2014, as amended from time to time (the “Prior Plan”). The Prior Plan remains in effect with respect to the performance periods that began prior to January 1, 2020.
1.3    Overview. Each award under the Plan represents an opportunity for a participant to earn a cash award expressed as a dollar amount that is a multiple of the participant’s annual base salary, which multiple varies depending on the participant’s job position and the degree of achievement of the performance goals over the one-year performance period under the Plan. The award, if earned, is paid following completion of the one-year performance period.
1.4    Effective Date. This Plan is effective as of January 1, 2020 (the “Effective Date”), and was approved by the Compensation Committee of the Board of Trustees of the Trust (the “Committee”) and by the Board of Trustees of the Trust (the “Board”) on February 14, 2020.
ARTICLE II. DEFINITIONS
2.1    “Award” means an opportunity to earn a cash payment based on the attainment of performance criteria over the performance period under the Plan.
2.2    “Cause” means

(a)	commission by the Participant of a felony or crime of moral turpitude;

(b)	conduct by the Participant in the performance of the Participant’s duties to the Trust which is illegal, dishonest, fraudulent or disloyal;

(c)	the breach by the Participant of any fiduciary duty the Participant owes to the Trust; or

(d)
gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of the Trust within thirty (30) days of the Participant’s receipt of written notice from the Trust advising the Participant of said gross neglect.

2.3    “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either (1) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (2) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this Section; or

(b)
such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors or trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (1) who was a member of the Board on the date hereof or (2) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (2) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)
the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust

Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (2) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or

(d)	a liquidation or dissolution of the Trust.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Internal Revenue Code.
2.4    “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Trust. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of the Trust; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.
2.5    “Good Reason” means the occurrence of an event listed in Subsection (a), (b) or (c) below:

(a)
the Trust materially diminishes the Participant’s job responsibilities such that the Participant would no longer have responsibilities substantially equivalent to those of other officers holding an equivalent job position to that held by the Participant before the diminution at companies with similar revenues and market capitalization;

(b)
the Trust reduces the Participant’s annual base salary (except for a reduction that is a uniform percentage of annual base salary for each officer of the Trust and does not exceed ten percent (10%) of annual base salary) or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)
the Trust requires the Participant to relocate the Participant’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Participant’s consent;

provided however, as to each event in Subsection (a), (b) or (c),

(i)	the Participant gives written notice to the Trust within thirty (30) days following the event or receipt of notice of the event of his objection to the event;

(ii)	the Trust fails to remedy the event within thirty (30) days following the Participant’s written notice; and

(iii)	the Participant terminates his employment within thirty (30) days following the Trust’s failure to remedy the event.
2.6    “Participant” means a person who participates in the Plan pursuant to Section 3.1.
2.7    “Performance Period” means the period from and including January 1 through the earlier of December 31 of that year or the date of a Change in Control.
2.8    “Retire” means a Participant resigns upon or after reaching (a) age 55 and being employed by the Trust for at least twenty (20) years, or (b) age 65.
ARTICLE III. ELIGIBILITY AND ADMINISTRATION
3.1    Eligibility. Officers of the Trust at the level of President and Chief Executive Officer, Executive Vice President and Senior Vice President who are employees of the Trust as of the first day of the Performance Period shall be Participants unless specifically excluded by the Committee. The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant in lieu of the level specified in Section 4.1. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by the Trust during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid or forfeited.

3.2    Administration. The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.
ARTICLE IV. AWARDS
4.1    Award Opportunity. Each Participant’s total Award under the Plan with respect to a Performance Period shall be stated as a percentage of the Participant’s annual base salary determined as of the first day of that Performance Period, which percentage shall depend upon the Participant’s position and the degree of achievement of threshold, target, and high performance goals for the Performance Period which, except as otherwise determined by the Committee, shall be as set forth in the table below:

	Threshold	Target	High
President and Chief Executive Officer	63%	125%	188%
Executive Vice President	48%	93%	160%
Senior Vice President	35%	65%	115%

4.2    Performance Goals. As soon as reasonably practicable following the commencement of the applicable Performance Period, the Committee shall establish (1) the performance measures under the Plan for the applicable Performance Period, (2) the threshold, target and high performance goals for each performance measure, and (3) the weighting attributable to each such performance measure, with the aggregate weighting for all such performance measures to total 100%. Such performance measures shall consist one or more financial performance measures and, if determined by the Committee, individual performance measures. The Committee shall communicate such performance measures to the Participants.
Upon or following completion of the Performance Period, the degree of achievement of each applicable financial performance goal shall be determined by the Committee in its discretion. If the Committee determines that the degree of achievement of an applicable financial performance measure is between threshold and target or between target and high, then the portion of the Award that is dependent upon such financial performance measure shall be determined by linear interpolation between such values. If the degree of achievement of the applicable financial performance measure falls below threshold, the portion of the Award that is dependent on such financial performance measure shall not be paid.
Upon or following completion of the Performance Period, (1) the degree of achievement of any individual performance measures shall be determined by the Committee in its discretion with respect to the Chief Executive Officer, and by the Chief Executive Officer or other immediate supervisor in his or her discretion with respect to all other Participants (subject to final approval by the Committee), and (2) the Committee shall evaluate the degree of achievement of the individual performance measures on a scale of below 1 (below threshold), 1 (threshold), 2 (target) or 3 (high)

or any fractional number between 1 and 3. If the Committee determines that the degree of achievement of the individual performance measures is a fractional number between 1 and 3, the portion of the Award that is dependent upon the individual performance measures goal shall be determined by linear interpolation between such values. If the degree of achievement of the individual objectives goal falls below threshold, the portion of the Award that is dependent on the individual objectives goal shall not be paid.
In determining the degree to which the applicable performance goals for each performance measure are achieved, the Committee may take into account absolute performance, performance relative to other companies in the industry, the challenges faced by the Trust and/or the positive external circumstances that may have beneficially impacted the Trust’s performance, input from the Board or written materials provided by the Chief Executive Officer. In addition, the Committee may provide that any evaluation of performance may include or exclude events that occur during a Performance Period, such as, but not limited to: (a) asset write-downs; (b) litigation or claims, judgments, or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items and items that are either of an unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations; and (f) acquisitions or divestitures.
4.3    Eligibility for, Timing and Form of Payment of Award. Except as provided in Section 4.4 and 4.5, the Participant must be employed by the Trust on the last day of the Performance Period to receive an Award, and the Award shall be paid as follows:

(a)
Upon or following the end of the Performance Period, for each Participant, the Committee shall determine the degree of achievement of the applicable financial performance goals and the individual performance goals, and shall apply the weightings attributable to each such performance measure to determine the dollar amount payable in cash to each Participant; and

(b)
The dollar amount payable in cash for each Participant shall be paid in the year following the Performance Period but no later than the fifteenth day of the third month following the end of the Performance Period (except to the extent that the Participant has made an election to defer the Award pursuant to Section 4.6).

4.4    Qualifying Termination during the Performance Period. If during the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns with Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, the Participant shall receive an Award calculated based on the actual levels of achievement of the performance goals for the entire Performance Period, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Trust bears to the total number of days in the Performance Period.
4.5    Change in Control during the Performance Period. If a Change in Control occurs during the Performance Period while the Participant is employed by the Trust, the Participant shall receive an Award calculated based on the actual levels of achievement of the prorated performance goals as of the date of the Change in Control, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date of the Change in Control bears to 365. The Award shall be issued on the date of the Change in Control.
4.6    Deferral Election as to Cash Portion of Award. Each Participant who is eligible under the Trust’s Deferred Compensation Plan for Officers (the “DCP”) may elect to defer payment of the Award, to the extent permitted under the DCP, by making a timely deferral election under the DCP. Elections must be made by December 15 of the year prior to the Performance Period, unless otherwise permitted by the DCP. If a Participant makes a deferral election, the deferral will be converted into restricted share units and held pursuant to the DCP. The deferred restricted share units will be matched twenty-five percent (25%) by the Trust in accordance with the terms of the DCP.
ARTICLE V. MISCELLANEOUS
5.1    Payroll Withholding. The payment of the Award shall be reduced by all required tax withholding and all other applicable payroll deductions.
5.2    Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award until such date as, and only to the extent that, cash has been paid. Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.
5.3    Successors. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
5.4    Notice. Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.
5.5    Severability. In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
5.6    No Right to Continued Retention. Neither the establishment of the Plan nor the Award hereunder shall be construed as giving any Participant the right to continued service with the Trust.

5.7    Interpretation and IRC Section 409A. Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 through 1.3 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. Termination of employment under the Plan shall be considered to have occurred for purposes of Section 4.4 only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code. Awards under the Plan that are not deferred under the DCP are intended to be exempt from Section 409A as “short-term deferrals” within the meaning of the Treasury Regulations under Section 409A, but in any event Awards under the Plan are payable on a specified date or upon a Change in Control in compliance with Section 409A, and the Plan shall be interpreted in a manner to be exempt from or otherwise in compliance with Section 409A.
5.8    Amendment and Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any award payable under the Plan if such acceleration would result in any Participants incurring a tax under Section 409A of the Internal Revenue Code.
5.9    Governing Laws. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Stephen E. Riffee

Title:	Executive Vice President and Chief Financial Officer